Press Release

FOR MORE INFORMATION, CONTACT:


Bernie McDonagh                                 Tom Noland
Vice President, Investor Relations              Vice President, Corporate
United HealthCare                                Communications
(612) 936-7214                                  Humana Inc.
                                                (502) 580-3674

Susan Busch                                     Kristi Drablos
Director, Media Relations                       Director of Investor
 & Public Relations                              Relations
United HealthCare                               Humana Inc.
(612) 936-1932                                  (502) 580-3644


                     Humana and United HealthCare
               Mutually Agree to terminate Merger Plans:


LOUISVILLE, KY, and Minneapolis - (August 10, 1998) - Humana Inc. (NYSE:
HUM) and United HealthCare Corporation (NYSE: UNH) today announced that they have mutually agreed to terminate the previously announced merger of the two companies. The mutual agreement was approved by the boards of directors of both companies.

        Humana Inc. is one of the nation's largest publicly traded managed health care companies with approximately 6.2 million medical members located primarily in 16 states and Puerto Rico. Humana offers coordinated health care through a variety of plans - health maintenance organizations, preferred provider organizations, point-of-service plans, and administrative services products - to employers groups, government-sponsored plans and individuals.

        More information about Humana is available at http://www.humana.com.

        United HealthCare is a diversified health service company that provides a broad spectrum of resources and services to help people achieve improved health and well-being through all stages of life. United HealthCare is organized into six business segments: Health Plans, Retiree and Senior Services, Strategic Business Services, Insurance Services, Specialized Care Services, and Knowledge and Information Services.

        More information about United HealthCare is available at http://www.unitedhealthcare.com.